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                                                                    Exhibit 10.8

              AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of August 15, 1998 by and between priceline.com Incorporated, a Delaware corporation ("PriceLine") and Mr. Richard Braddock, a resident of the State of Connecticut (the "Employee").

      WHEREAS, PriceLine desires that the Employee serve, and the Employee desires to serve, as the Chairman and Chief Executive Officer of PriceLine under the terms and conditions of this Agreement; and

      NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

            1. Employment.

            (a) PriceLine hereby agrees to employ the Employee, and the Employee hereby agrees to serve, as the Chairman and Chief Executive Officer of PriceLine upon the terms and subject to the conditions set forth herein.

            (b) During the Term (as defined herein), the Employee shall serve as the Chairman and Chief Executive Officer of PriceLine and shall have such responsibilities, duties and authority consistent with such position as may from time to time be determined by the Board of Directors of PriceLine.

            (c) During the Term, the Employee shall diligently and faith fully serve PriceLine and shall devote a majority of his working time and efforts to the business and affairs of PriceLine at a location in the greater New York metro politan area. PriceLine agrees that the Employee may retain his current position and responsibilities as non-executive chairman of True North Communications, Inc. ("True North").

            2. Term. Subject to Section 4 hereof, the term of the employ ment by PriceLine of the Employee pursuant to this Agreement (the "Term") is for a period commencing on the date of this Agreement and terminating on the third anniversary thereof.
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            3. Compensation.

            (a) Base Salary. In partial consideration of the Employee's ser vices to be rendered pursuant hereto and the Employee's agreement to the cove nants and restrictions set forth in Section 6 hereof, PriceLine shall pay to the Employee, effective as of the date hereof, an annual base salary of $300,000 (the "Base Salary"), such salary to be payable to the Employee in semi-monthly installments in accordance with PriceLine's customary payroll practices. In the event that PriceLine becomes a public company during the Term, PriceLine agrees that its Compensation Committee shall review the Employee's Base Salary and make any upward adjustments thereto that such Committee shall deem appropriate.

            (b) Cash Bonus. The Employee shall be eligible to participate in any cash bonus program introduced by PriceLine at a level commensurate with the Employee's position and responsibility.

            (c) PriceLine Option.

                  (i) PriceLine previously granted to the Employee an option (the "Option") to purchase 5,000,000 shares of PriceLine common stock ("PriceLine Shares"), which represent approximately 4.7% of outstanding common stock of PriceLine on a fully diluted basis, pursuant to the terms of an Option Agreement between PriceLine and Employee dated July 23, 1998 (the "Option Agreement"), a copy of which is attached hereto as Exhibit A.

                  (ii) The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (iii) As set forth in the Option Agreement and subject to Sections 3(iv) and 4(a)-(e) hereof, the Option shall be exercisable at an aggregate exercise price of $5,000,000, or a per security exercise price of $1.00 per PriceLine Share (the "Exercise Price").

                  (iv) The Option shall vest as to (A) 3,000,000 of the PriceLine Shares underlying the Option on the earlier to occur of (x) PriceLine having a public market capitalization of $750 million for five consecutive trading days (for purposes of the foregoing, "public market capitalization" shall be defined as the closing price of PriceLine common stock multiplied by the number of fully diluted shares of outstanding PriceLine common stock as determined in accordance


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with generally accepted accounting principles (GAAP)), (y) PriceLine having pre-tax operating income of $30 million over a twelve month period occurring over four consecutive fiscal quarters, or (z) the ninth anniversary of the date of this Agreement; (B) 2,000,000 of the PriceLine Shares underlying the Option on the earlier to occur of (x) a PriceLine initial public offering, (y) the sale by PriceLine of at least $50 million of equity at a pre-money valuation of $450 million or greater, or (z) the ninth anniversary of the date of this Agreement.

                  (v) In the event that, following the date of this Agreement, PriceLine effects an extraordinary dividend or other extraordinary distribu tion, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event that affects the common stock of PriceLine, such that an adjustment is appropriate to prevent dilution or enlargement of the rights of the Employee with respect to the Option, PriceLine shall make such equitable changes or adjustments as are deemed necessary or appropriate, to any or all of (A) the number and kind of equity securities for which the Option is exercisable and (B) the Exercise Price.

                  (vi) Except as otherwise specifically provided for in this Agreement, the Option shall be governed by the terms of the Omnibus PriceLine Option Plan and the Option Agreement.

            (d) Benefits; Business Expenses/Car Allowance.

                  (i) During the Term, PriceLine shall provide the Employee with health, welfare and insurance benefits to the extent and on the same terms as it provides such benefits to its executive officers.

                  (ii) The Employee also shall be entitled to participate in and receive any fringe benefits or perquisites which may become available to PriceLine's executive officers.

                  (iii) The Employee shall be reimbursed for all reasonable direct, out-of-pocket business expenses incurred by him in connection with his employment (including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for PriceLine and home office and secretarial expenses) upon timely submission by the Employee of receipts and other documentation as required by the Code and in accordance with the normal expense reimbursement policies of PriceLine. In addition, PriceLine will reim-


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burse the Employee for a pro rata portion of his expenses relating to his personal car and driver as determined in good faith by the Employee.

            4. Termination.

            (a) Death. The employment by PriceLine of the Employee pursuant to this Agreement shall be terminated upon the death of the Employee. In the event that this Agreement is terminated pursuant to this Section 4(a), (i) the Employee's spouse or heirs shall be entitled to (A) the Base Salary and benefits to be paid or provided to the Employee under this Agreement through the Date of Termination (as defined herein) and, in the event PriceLine introduces a cash bonus program, a pro rata bonus under such plan; and (B) the Base Salary and benefits to be paid or provided to the Employee under this Agreement for the period commencing on the day after the Date of Termination and ending on the later of (x) the six (6) month anniversary of the Date of Termination or (y) the first anniversary of the date of this Agreement; and (ii) the Employee's executor, administrator or other person entitled by law to his rights under the Option shall be entitled to exercise the Option in accordance with the schedule and terms set forth in Section 3 hereof (with the performance criteria for vesting set forth in Section 3(c)(iv) to be met, if at all, prior to the third anniversary of the date of this Agreement) and Options shall be exercisable at any time prior to the later of (A) one year after the Date of Termination and
(B) ninety days after the third anniversary of the date of this Agreement, provided that such Options are vested at the time of such exercise. In the event that this Agreement is terminated pursuant to this Section 4(a), and to the extent the Option is either not vested pursuant to Section 3(c)(iv) hereof or exercisable pursuant to this Section 4(a), the Option shall cease and be of no further force or effect.

            (b) Disability. The employment by PriceLine of the Employee pursuant to this Agreement may be terminated by written notice to the Employee at the option of PriceLine, in the event that the Employee has been unable to per form his duties and responsibilities by reason of physical or mental illness or acci dent for any six (6) consecutive month period. In the event that this Agreement is terminated by PriceLine pursuant to this Section 4(b), the Employee shall be entitled to (i) the Base Salary and benefits to be paid or provided to the Employee under this Agreement through the Date of Termination and, in the event PriceLine introduces a cash bonus program, a pro rata bonus under such plan;
(ii) the Base Salary and benefits to be paid or provided to the Employee under this Agreement for the period commencing on the day after the Date of Termination and ending on the later of (A) the six (6) month anniversary of the Date of


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Termination or (B) the first anniversary date of this Agreement; and (iii)
exercise the Option in accordance with the schedule and terms set forth in
Section 3 hereof (with the performance criteria for vesting set forth in Section 3(c)(iv) to be met, if at all, prior to the third anniversary of the date of this Agreement) and Options shall be exercisable at any time prior to the later of (A) one year after the Date of Termination and (B) ninety days after the third anniversary of the date of this Agreement, provided that such Options are vested at the time of such exercise. In the event that this Agreement is terminated pursuant to this Section 4(b), and to the extent the Option is either not vested pursuant to Section 3(c)(iv) hereof or exercisable pursuant to this
Section 4(b), the Option shall cease and be of no further force or effect.

            (c) By PriceLine for Cause. This Agreement may be terminat ed by PriceLine for "Cause," which, for the purpose of this Agreement shall mean: (i) the commission by the Employee of fraud or dishonesty, or other act of intentional wrongdoing causing harm to PriceLine; (ii) the conviction of the Employee of a felony; (iii) any act of gross negligence or malfeasance by the Employee causing material harm to PriceLine; or (iv) any material breach by the Employee of this Agreement, including, without limitation, a breach of Section 1 or 6 hereof or the Confidentiality Agreement (as defined herein). In order to terminate this Agreement for Cause, PriceLine shall provide written notice to the Employee ("Notice of Termination") which shall specify the allegations that PriceLine believes to constitute Cause, and the Employee shall have thirty (30) days from receipt of such Notice of Termination to cure such Cause, if curable, provided that 4(c)(i) and 4(c)(i)(ii) above shall be deemed to be incurable. In the event the employment by PriceLine of the Employee is terminated pursuant to this Section 4(c), the Employee shall be entitled to the Base Salary and benefits to be paid or provided to the Employee under this Agreement through the Date of Termination; and the Option, whether or not then vested, may not be exercised at any time on or after the Date of Termination, and the Option shall cease and be of no further force or effect.

            (d) By PriceLine Without Cause. The employment by PriceLine of the Employee pursuant to this Agreement may be terminated by PriceLine at any time without Cause by delivery of a Notice of Termination to the Employee. In the event that the employment by PriceLine of the Employee pursuant to this Agreement is terminated by PriceLine pursuant to this Section 4(d), the Employee shall be entitled to (i) the Base Salary and benefits to be paid or provided to the Employee under this Agreement through the Date of Termina tion and, in the event PriceLine introduces a cash bonus program, a pro rata


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bonus under such plan; (ii) the Base Salary and benefits to be paid to the Em ployee under this Agreement for the period commencing on the day after the Date of Termination and ending on the later of (x) the first anniversary of the Date of Termination or (y) the end of the Term of this Agreement, payable in monthly installments; and (iii) exercise the Option in accordance with the schedule and terms set forth in Section 3 (with the performance criteria for vesting set forth in Section 3(c)(iv) to be met, if at all, prior to the third anniversary of the date of this Agreement) and Options shall be exercisable at any time prior to ninety days after the third anniversary of the date of this Agreement, provided that such Options are vested at the time of such exercise. In the event that this Agreement is terminated pursuant to this Section 4(d), and to the extent the Option is either not vested pursuant to Section 3(c)(iv) hereof or exercisable pursuant to this Section 4(d), the Option shall cease and be of no further force or effect.

            (e) By the Employee. The employment of the Employee by PriceLine pursuant to this Agreement may be terminated by the Employee at any time by delivery of a written notice of resignation to PriceLine ("Notice of Resignation"). In the event the employment by PriceLine of the Employee pursu ant to this Agreement is terminated by the Employee pursuant to this Section 4(e), the Employee shall be entitled to (i) the Base Salary and benefits to be paid or pro vided to the Employee under this Agreement through the Date of Termination; and (ii) exercise the Option, as to the number and type of securities for which the Option then would be exercisable, at any time prior to ninety (90) days after the Date of Termination. In the event that this Agreement is terminated pursuant to this Section 4(e), and to the extent the Option is either not vested pursuant to Section 3(c)(iv) hereof or exercisable pursuant to this Section 4(e), the Option shall cease and be of no further force or effect.

            (f) Date of Termination. The Employee's Date of Termination shall be
(i) if the Employee's employment by PriceLine is terminated pursuant to Section 4(a) hereof, the date of his death, (ii) if the Employee's employment by PriceLine is terminated pursuant to Section 4(b) hereof, the last day the Employee worked, (iii) if the Employee's employment by PriceLine is terminated pursuant to Section 4(c) or 4(d) hereof, the date on which a Notice of Termination is given and (iv) if the Employee's employment by PriceLine is terminated pursuant to Section 4(e) hereof, the date on which a Notice of Resignation is given.


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            5. Representations.

            (a) PriceLine represents and warrants that (i) this Agreement has been authorized by all necessary corporate action of PriceLine and is a valid and binding agreement of PriceLine enforceable against it in accordance with its terms and (ii) all PriceLine Founders Shares and PriceLine Shares which may be issued pursuant to this Agreement shall be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto.

            (b) The Employee represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement and that this Agreement is a valid and binding agreement of the Employee enforceable against him in accor dance with its terms.

            6. Confidentiality; Non-Competition. As a condition to PriceLine's willingness to enter into this Agreement and in partial consideration of the grant of the PriceLine Founders Shares and the Option, the Employee agrees to the covenants and restrictions set forth in this Section 6.

            (a) The Employee agrees that, during the Term and for a period of two (2) years thereafter, he shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any em ployee or consultant of PriceLine or any of its affiliates to leave his or her business association with such entity.

            (b) The Employee acknowledges and agrees that, during the course of the provision of the Employee's services to PriceLine, the Employee may be exposed to confidential, proprietary or sensitive data and information con cerning the business and affairs of PriceLine, and that all such data and informa tion constitutes a protectable business interest of PriceLine. In furtherance of such business interest, the Employee is contemporaneously herewith executing and delivering to PriceLine the standard consultant confidentiality agreement for PriceLine (the "Confidentiality Agreement").

            (c) The Employee agrees that he will not at any time during the Term and, (i) for a period of one (1) year following the Date of Termination, di rectly or indirectly, own any interest in, operate, join, control or participate as a director, stockholder, owner, partner, principal, officer or agent of, enter into the


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employment of, act as a consultant to, or perform any services for, any entity that is engaged anywhere in the United States of America in a business substantially similar to PriceLine whereby customers are directed to make an offer to purchase goods and services and such demand is provided to potential sellers. Notwith standing anything herein to the contrary, this Section 6 shall not prevent the Employee from acquiring securities representing not more than one percent (1%) of the outstanding voting securities of any publicly held corporation. It is the desire and intent of the parties that the provisions of this Section 6(c) shall be enforced to the fullest extent permitted under applicable law. If all or part of this Section 6(c) is held invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 6(c) is ultimately determined to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

            (d) The Employee acknowledges and agrees that each of the covenants set forth in this Section 6 and in the Confidentiality Agreement are reasonable and necessary for the protection of PriceLine's business interests, that irreparable injury will result to PriceLine if the Employee breaches any of the terms of said covenants, and that in the event of the Employee's actual or threat ened breach of any such covenants, PriceLine will have no adequate remedy at law. The Employee accordingly agrees that in the event of any actual or threat ened breach by the Employee of any of said covenants, PriceLine shall be entitled to immediate injunctive and other equitable relief without bond and without the necessity of showing actual monetary damages. Notwithstanding the provisions of Section 13 hereof, such equitable relief may be sought in any court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting PriceLine from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

            (e) The provisions of this Section 6 shall survive the expiration or termination of this Agreement, and any of the arrangements contained herein, and shall be binding upon the Employee's corporate or personal successors and as signs.

            7. Successors; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This


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Agreement shall inure to the benefit of the parties hereto and their respective representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            8. Entire Agreement. This Agreement, the Option Agreement and the Confidentiality Agreement contain all of the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Employee represents that, in executing this Agreement, he does not rely and has not relied upon any representation or state ment not set forth herein made by PriceLine with regard to the subject matter or effect of this Agreement or otherwise.

            9. Amendment, Modification and Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modifi cation or waiver is agreed to in writing, signed by the Employee and a duly autho rized officer of PriceLine. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be per formed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

            10. Notices. Any notices, requests, demands, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, by reputable overnight courier (receipt of which is confirmed) addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

            To the Employee at:

                  Mr. Richard Braddock
                  10 Gracie Square
                  New York, New York 10028
                  Telecopier: (212) 879-4010

            To PriceLine at:

                  priceline.com Incorporated
                  Five High Ridge Park


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                  Stamford, Connecticut  06905-1325
                  Telecopier: (203) 614-3234
                  Attention: Mr. Jay Walker

All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

            11. Severability. If for any reason any provision of this Agree ment shall be held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision which, together with all other provisions of this Agreement, shall likewise to the full extent consistent with law continue in full force and effect.

            12. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

            13. Governing Law; Jurisdiction; Arbitration.

            (a) This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its conflicts of laws principles.

            (b) The parties hereto hereby irrevocably:

                  (i) agree that any suit, action or other legal proceeding arising out of this Agreement, or any of the transactions contemplated hereby, may be brought in the courts of record of the State of Connecticut or the courts of the United States located in the State of Connecticut;

                  (ii) consent to the jurisdiction of each such court in any such suit, action or proceeding;


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                  (iii) waive any objection to the laying of venue of any such suit, action or proceeding in any of such courts; and

                  (iv) agree that Connecticut is the most convenient forum for litigation of any such suit, action or proceeding.

            (c) If any dispute arising under this Agreement is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith. If the parties are unable to resolve the dispute between them within twenty (20) business days (or such period as the parties shall otherwise agree) through these negotiations, then any such disputes shall be settled by binding arbitration in accordance with this Agreement and the following procedures:

                  (i) Any arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the "AAA") then in effect.

                  (ii) Either party shall serve upon the other parties a written demand that the dispute be arbitrated, specifying in reasonable detail the nature of the dispute to be submitted to arbitration.

                  (iii) Within thirty (30) days after service of a demand for arbitration, the parties shall attempt to agree upon a single arbitrator.

                  (iv) In the event the parties cannot agree upon a single arbitrator, any party may request the AAA to appoint an arbitrator in accordance with its rules; except that if the parties fail to agree upon an arbitrator from the persons named by the AAA or if for any reason the appointment cannot be made from the lists submitted by the AAA, then the Employee and PriceLine shall each appoint an arbitrator within seven (7) days thereafter and the third arbitrator shall be appointed by the AAA.

                  (v) The arbitration proceeding shall be held in Stamford, Connecticut.

                  (vi) The arbitrators shall have no power or authority to add to or detract from the agreements of the parties.


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                  (vii) The expenses of arbitration shall be borne equally by the Employee and PriceLine unless the arbitrators determine that one of the parties has not proceeded in good faith with respect to the matters submitted for arbi tration, in which case, such party shall bear fully the expenses of arbitration.

                  (viii) Judgment may be entered on any arbitration award in any court of competent jurisdiction.

            14. Headings. All descriptive headings of sections and para graphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

            15. Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other parties irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunc tions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

            16. Counterparts. This Agreement may be executed in counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              EMPLOYEE


                              /s/ Richard Braddock
                              -------------------------------
                              Richard Braddock

                              priceline.com Incorporated


                              By: /s/ Paul E. Francis
                                  ---------------------------
                              Name: Paul E. Francis
                              Title: Chief Financial Officer


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